Exhibit 99.1

April 1, 2010

Dear T Bank Trust Client,

T Bancshares, Inc., the holding company for T Bank, N.A., has filed Form 12b-25 Notification of Late Filing regarding its 2009 annual report on Form 10-K with the Securities and Exchange Commission today (the “Notice”).  Because our relationship is built on trust, I wanted to contact you directly to give you an overview of our financial performance in 2009.  The Notice reports a loss for the year ended December 31, 2009 of $2.29 million, $1.16 million of which resulted partially from our reserving for problem loans in light of today’s challenging economic environment.

In the Notice, we also disclose a reserve in the amount of $1.13 million for a potential regulatory action. T Bank was recently informed by its primary regulator, the Office of the Comptroller of the Currency (the “OCC”), that the OCC intended to institute an enforcement action for alleged violations of the Federal Trade Commission Act in connection with certain merchants and a payment processor that were Bank customers between September 1, 2006 and August 27, 2007. T Bank terminated all business relationships with the merchants and the payment processor on August 27, 2007. The OCC alleges that the merchants and the payment processor defrauded consumers.  It has asserted that, by accepting consumer payments for deposit from the merchants and introducing those payments into the payment clearing system, T Bank materially aided the merchants and the payment processor in the alleged fraudulent activity.  They have therefore suggested that, among other remedies, they would seek restitution and civil money penalties from T Bank.

We believe it is in the best interest of our customers and shareholders to settle the issue expeditiously and continue to focus on serving your needs, and are currently attempting to negotiate an acceptable resolution with the OCC. In the event no settlement with the OCC is ultimately entered into and the OCC determines to bring enforcement actions against T Bank as described above, we intend to deny the allegations of the OCC and we believe we have meritorious defenses against the claims that we expect would be asserted in these actions and we intend to defend any such actions vigorously; however, the ultimate outcome of any such actions are uncertain.

T Bank values your trust business and wants you to be fully informed. We would remind you of two things:
•	Any trust cash held at T Bank is always fully insured by the FDIC. There is no risk of loss.
•
All other trust assets held by T Bank on your behalf are held by our trust asset custodians, (Fidelity Investments, US Bank, etc.) The assets always belong to you, and are never considered assets of T Bank.

If you have any questions or other concerns, you can contact me directly at 972-720-9001 or padams@tbank.com.

Sincerely,
Patrick Adams